Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To Geokinetics Inc.:

We consent to the incorporation by reference in the Registration Statement (Form S-8 registering 750,000 shares of common stock) pertaining to the Geokinetics Inc. 2007 Stock Awards Plan of our report dated March 30, 2007, with respect to the consolidated financial statements of Geokinetics Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, comprehensive income, and cash flows for the year then ended, included in Geokinetics Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

/s/ UHY LLP

Houston, Texas
July 20, 2007